UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

July 17, 2012

Date of Report (Date of earliest event reported)

LENNAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-11749	95-4337490
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Northwest 107th Avenue, Miami, Florida 33172

(Address of principal executive offices) (Zip Code)

(305) 559-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On July 17, 2012, the Company agreed to sell $350 million principal amount of 4.75% Senior Notes due 2017 (“4.75% Senior Notes”) to initial purchasers for resale to qualified institutional investors under SEC Rule 144A or to non-U.S. persons under SEC Regulation S. Interest on the 4.75% Senior Notes will be paid on April 15 and October 15 of each year, beginning with October 15, 2012. The 4.75% Senior Notes will mature on December 15, 2017.

When the 4.75% Senior Notes are issued, they will be guaranteed by most, but not all, of the Company’s subsidiaries, but the guarantee by particular subsidiaries may be suspended or terminated under some circumstances.

The 4.75% Senior Notes will be redeemable by the Company at any time for the present value of the remaining payments of interest and principal, discounted at the interest rate on the most nearly comparable Treasury securities plus 50 basis points (but not less than 100% of their principal amount), except that if the redemption is within 90 days before the maturity date of the 4.75% Senior Notes, the redemption price will be 100% of the principal amount of the 4.75% Senior Notes. In either case, the redemption price will be accompanied by accrued but unpaid interest to the redemption date.

The sale of the 4.75% Senior Notes was not registered under the Securities Act of 1933, as amended, but the Company has agreed to file a registration statement under the Securities Act relating to an offer to exchange 4.75% Senior Notes due 2017 that have been registered under the Securities Act for the initially issued 4.75% Senior Notes.

The 4.75% Senior Notes are expected to be delivered and paid for on July 20, 2012. A portion of the net proceeds of the sale of the initially issued 4.75% Senior Notes will be used to purchase the Company’s 5.95% Senior Notes due 2013 (“5.95% Senior Notes”) that are tendered in response to a tender offer that was commenced on July 17, 2012. The Company will use the remainder of the net proceeds for working capital and for general corporate purposes, which may include acquisitions or repurchases of any of the 5.95% Senior Notes that remain outstanding after completion of the tender offer or some other of its senior notes.

On July 17, 2012, the Company commenced an offer to purchase for cash any and all of its outstanding 5.95% Senior Notes. The offer will expire at 8:00 a.m. New York City time on August 14, 2012, unless the Company extends it. The purchase price of the 5.95% Senior Notes that are validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on July 30, 2012 will be 103% of their principal amount plus accrued but unpaid interest to, but not including, the date of payment. This will include an early tender payment of $10 per $1,000 principal amount. The purchase price for the 5.95% Senior Notes that are tendered after 5:00 p.m., New York City time, on July 30, 2012 but before the offer expires will not include the early tender payment, and therefore will be 102% of their principal amount. The 5.95% Senior Notes that are tendered may be withdrawn until, but not after, 5:00 p.m., New York City time, on July 30, 2012.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is filed as part of this Current Report on Form 8-K.

Exhibit No.	Description of Document

99.1	Press Release issued by Lennar Corporation on July 17, 2012 regarding proposal to offer 4.75% Senior Notes due 2017.
99.2	Press Release issued by Lennar Corporation on July 17, 2012 regarding pricing of sale of 4.75% Senior Notes due 2017.
99.3	Press Release issued by Lennar Corporation on July 17, 2012 regarding tender offer for 5.95% Senior Notes due 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 20, 2012	Lennar Corporation

	By:	/s/ Bruce E. Gross
	Name:	Bruce E. Gross
	Title:	Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description of Document

99.1	Press Release issued by Lennar Corporation on July 17, 2012 regarding proposal to offer 4.75% Senior Notes due 2017.
99.2	Press Release issued by Lennar Corporation on July 17, 2012 regarding pricing of sale of 4.75% Senior Notes due 2017.
99.3	Press Release issued by Lennar Corporation on July 17, 2012 regarding tender offer for 5.95% Senior Notes due 2013.